Exhibit 10.1

Execution

Version

PURCHASE AGREEMENT

BY AND BETWEEN

REX ENERGY I, LLC

AS SELLER

AND

ADVENTURE EXPLORATION PARTNERS, LLC

AS BUYER

DECEMBER 23, 2008

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	Procedure for Claiming Title Defects and Adjusting the Purchase Price
Exhibit B	Form of Assignment, Conveyance and Bill of Sale
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of FIRPTA Affidavit
Exhibit E	Buyer’s Schedule of Allocated Values

SCHEDULES

Schedule 2.1(a)	Excluded Assets
Schedule 2.4(a)(v)	Oil in Tanks
Schedule 2.4(b)(iii)	Accrued Suspense Funds
Schedule 3.3	Violations or Conflicts
Schedule 3.4(a)	Leased Personal Property
Schedule 3.4(b)	Leases and Wells
Schedule 3.5(a)	Property Agreements
Schedule 3.5(b)	Matters relating to Property Agreements
Schedule 3.6	Unpaid Rentals, Royalties, Overriding Royalty Interests and Other Payments
Schedule 3.7	Compliance with Law
Schedule 3.8	Litigation
Schedule 3.10	Environmental Matters
Schedule 5.1	Capital Expenditures
Schedule 5.7	Hedges
Schedule 7.3	Seller’s Surety Bonds and Letters of Credit

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made as of December 23, 2008 by and between Rex Energy I, LLC, a Delaware limited liability company (“Seller”), and Adventure Exploration Partners, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller owns an interest in certain oil and gas leases and wells located in Lea, Eddy and Roosevelt Counties, New Mexico and in Terrell, Midland, Upton, Glasscock, Loving, Grimes, Reagan, Winkler and Concho Counties, Texas and assets related thereto.

B. Seller desires to sell and Buyer desires to acquire the Assets (as defined herein) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and intending to be bound, agree as set forth below:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

“Action” means any action, claim, suit, litigation, arbitration or governmental investigation.

“Agreement” means this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Allocated Value” means the monetary amount for each Lease or Well set forth on Exhibit E as determined by Buyer and agreed upon by Seller for purposes of determining Title Defect Amounts and Environmental Defect Amounts.

“Assets” means the following:

(a) the Property Agreements, including, without limitation, the Leases;

(b) the Personal Property;

(c) the Production;

(d) the Books and Records; and

(e) all other mineral and real property rights, titles and interests of any nature that Seller owns in and to all lands covered by the Leases (including but not limited to rights to bonus, rentals, royalties, executive rights, and reversionary rights).

“Assignment” means the Assignment, Conveyance and Bill of Sale in the form of Exhibit B attached hereto. The Assignment may be executed in multiple counterparts for recording in the various jurisdictions where the Assets are located.

“Assumed Liabilities” means:

(a) any liability or obligation arising out of or resulting from performance due on or after the Effective Time under any Property Agreement, including the Leases;

(b) any liability or obligation for Taxes arising from and attributable to ownership and operations after the Effective Time;

(c) any liability or obligation for properly plugging and abandoning all of the Wells and restoring the surface areas associated with the Wells in accordance and compliance with the rules and regulations of Governmental Authorities having jurisdiction and the terms of the Leases;

(d) any liability or obligation relating to the accrued suspense funds as of the Closing Date, but only to the extent such suspended funds have been transferred to Buyer;

(e) any liability or losses attributable to a Title Defect for which the Purchase Price is decreased pursuant to Section 2.4(b)(iv); and

(f) except for any right to a Purchase Price adjustment or as it may constitute a breach of the representation set forth in Section 3.10, any matter relating to the environmental condition of the Properties.

“Assumption Agreement” means the Assumption Agreement concerning the Assumed Liabilities, in the form of Exhibit C attached hereto.

“Books and Records” means, in whatever form or media expressed, all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including geological, plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other marketing information, all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer, but excluding all Tax Returns.

“Business Day” means any day other than (a) Saturday or Sunday; or (b) a day on which commercial banks in New York, New York are closed.

“Buyer” has the meaning given in the opening paragraph.

“Closing” means the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities as contemplated this Agreement and the documents related hereto.

“Closing Date” means the first Business Day following the date that the last of the conditions to Closing set forth in Section 6.1, 6.2, and 6.3 are fulfilled or waived (to the extent waivable); or such other date as the parties may mutually agree in writing.

“Closing Purchase Price” has the meaning given in Section 2.2 below.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended.

“Deposit” has the meaning given in Section 2.3 below.

“Easements” means all rights of way, easements, surface leases and other rights of surface use held by Seller related to the Assets.

“Effective Time” for all purposes of this Agreement shall mean 12:01 a.m. Central Time on the first day of October, 2008.

“Environmental Defect” means:

(a) any violation of, or condition or circumstance giving rise to liability under, any Environmental Law on any Asset, or which arises from the ownership, record keeping, construction, maintenance, repair or operation thereof; or

(b) any condition or circumstance with respect to any Asset or the ownership, record keeping, construction, maintenance, repair or operation thereof, which could (without notice or the lapse of time or both) result in or give rise to, an Environmental Defect; and

(c) in either of case (a) or (b), that is reasonably expected to reduce the value of the affected Asset by more than $10,000, result in a civil penalty or fine of more than $10,000 or require more than $10,000 to cure or otherwise remediate.

“Environmental Defect Amount” means, with respect to a Property affected by an Environmental Defect, the reduction in the Allocated Value of an Asset as a result of the existence of one or more Environmental Defects.

“Environmental Defect Mechanism” means the procedure whereby the Purchase Price is adjusted to compensate for variations in the Allocated Value caused by Environmental Defects. The Environmental Defect Mechanism is set forth in Exhibit A.

“Environmental Laws” means any and all Laws, relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the

Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.

“Excluded Assets” means:

(a) the oil and gas leases excluded due to title or environmental issues;

(b) a copy of the Books and Records;

(c) any hedges or other derivatives related to the Assets other than the hedges set forth on Schedule 5.7; and

(d) any other assets held by Seller or its affiliates as identified on Schedule 2.1(a), including assets held by Seller in Hardin County, Texas.

“Governmental Authority” means any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

“Hazardous Substances” means any substance or material which, if present in the environment would, under applicable Law, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive, dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws including but not limited to any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or comparable materials or classification under any other Environmental Laws.

“Knowledge of Seller” means the actual knowledge of the following employees of Seller: (a) Benjamin W. Hulburt, (b) Joe N. Clement, (c) William L. Ottaviani, (d) Cecil Pearce, (e) Tim Morris, or (f) Christopher K. Hulburt.

“Laws” means any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, including principles of common law and duties existing thereunder, all of the foregoing as in effect on the date hereof.

“Lease” (individually) and “Leases” (collectively) means the oil, gas, and/or mineral leases (including federal leases) owned by Seller in Lea, Eddy and Roosevelt Counties, New Mexico and Terrell, Midland, Upton, Glasscock, Loving, Grimes, Reagan, Winkler and Concho Counties, Texas, including, but not limited to leaseholds, record title and operating rights, royalty or overriding royalty interests owned by Seller in such leases. Schedule 3.4(b) sets forth a list of the Leases, together with a description of Seller’s Net Revenue Interest and Working Interest therein, and a list of the Wells associated with such Leases.

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are legally binding and enforceable at law or in equity.

“Liabilities” means any direct or indirect losses, damages, debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown.

“Losses” has the meaning given in Section 8.1.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in (or any development that is reasonably likely to have a material adverse effect on or change in) the Assets, other than any change, circumstance or effect (a) relating to the economy, securities markets or financial markets, including the credit markets, in general, (b) affecting the oil and gas or energy industry generally, such as fluctuations in the price of oil or gas, or (c) resulting from the execution or performance of this Agreement or the announcement thereof.

“Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.

“Permits” means all written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, for the conduct of Seller’s business.

“Permitted Encumbrances” means: (a) liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities of title and restrictions of right or interest of any nature affecting any Lease that will be discharged at Closing; (b) lessors’ royalties, overriding royalties, and similar burdens that do not operate to reduce the Net Revenue Interest of Seller in any Lease; (c) contingent future obligations under any joint operating agreement, farm-out agreement, or similar agreement whereby an operator or other party with an interest in such agreement may earn, or otherwise become entitled to, an interest in any Lease or Well that do not reduce the Net Revenue Interest of the Leases to less than the applicable Net Revenue Interest set forth in Schedule 3.4(b) and do not obligate Seller to bear costs and expenses relating to the maintenance, development and operation of any of the Leases in an amount greater than the applicable Working Interest set forth in Schedule 3.4(b); (d) division orders and sales contracts relating to hydrocarbons that are terminable, without material penalty, upon no more than 90 days notice to the purchaser under such division orders or sales contract (subject to applicable governmental regulations); (e) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership or control of an interest in any Lease; (f) any required third-party consent to change of ownership or control of the Leases or similar agreements to the extent consent is obtained prior to Closing; (g) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases (i) if they have not been filed pursuant to Law and the opportunity to do so has expired, or (ii) if filed, payment is being withheld as provided by Law and the withheld payment is transferred to Buyer at Closing, or (iii) if their validity is being contested in good faith by appropriate action and Seller executes and delivers at Closing an indemnification agreement agreeing to hold Buyer harmless therefrom; or (iv) if due and payable, now or in the future, provision has been made by Seller for the payment thereof; (h) easements in respect of surface operations, pipelines, or the like and easements on, over or in respect of the Leases that are not such as to interfere materially with the operation or use of the Leases; (i) all other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities, including Title Defects, affecting any of the Leases that individually or in the aggregate are customary in the industry and do not interfere materially with the operation, value or use of any of the Leases, and which do not reduce the Net Revenue Interest of the Leases to less than the applicable Net Revenue Interest set forth in Schedule 3.4(b) and do not obligate Seller to bear costs and expenses relating to the maintenance, development and operation of any of the Leases in an amount greater than the applicable Working Interest set forth in Schedule 3.4(b); (j) all applicable Laws, rules and orders of any Governmental Authority; and (k) inchoate liens for Taxes not due and payable before the Closing Date.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Personal Property” means all of Seller’s interest in all of the tangible personal property, fixtures and improvements now and as of the Effective Time on, appurtenant to or used solely in connection with the Assets or with the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and pipeline fixtures, and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets.

“Production” means all of Seller’s right, title and interest in the oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons produced from the Leases, products refined and manufactured therefrom and the accounts and proceeds from the sale thereof to the extent the Production has been produced, or accrued, or is held on the Leases or in the tanks from and after the Effective Time.

“Properties” means the lands associated with and subject to the Leases, to the extent, and only to the extent, that Seller has made use of such lands in connection with the exploration or drilling for, or production of, hydrocarbons under the terms of the Leases.

“Property Agreements” means the Leases, pooling and unitization agreements, hydrocarbon purchase and sale contracts, leases, permits, rights-of-way, easements, servitudes, licenses, farmouts, options, surface leases, surface fee interests, orders and other contracts or agreements: (i) to the extent relating to any Well or to the other Assets; or (ii) to the extent relating to the production, storage, treatment, transportation, processing, sale or disposal of hydrocarbons, water or other minerals or substances produced therefrom or attributable thereto, identified on Schedule 3.5(a).

“Purchase Price” means the amount specified in Section 2.2 hereof.

“Referral Firm” has the meaning given in Section 2.5(c)(ii).

“Retained Liabilities” means all liabilities and obligations of Seller, whether such liabilities or obligations relate to payment, performance or otherwise, other than the Assumed Liabilities.

“Seller” has the meaning given in the opening paragraph.

“Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority.

“Tax Returns” means any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes imposed on Seller.

“Title Defect” means any condition (other than a Permitted Encumbrance) that now or in the future: (A) reduces Seller’s Net Revenue Interest in any of the Leases to less than the amount as shown on Schedule 3.4(b) for each Lease; (B) increases Seller’s Working Interest as set forth on Schedule 3.4(b) for each Lease (other than increases that would result in the Net Revenue Interest in such Lease or Well being proportionately increased); or (C) imposes, on any of the Leases any lien, charge, encumbrance, claim, easement, servitude, right, burden or defect that is not a Permitted Encumbrance hereunder. It is expressly understood that Permitted Encumbrances and production imbalances do not constitute Title Defects.

“Title Defect Amount” means, with respect to a Property affected by a Title Defect, the reduction in the Allocated Value of an Asset as a result of the Existence of one or more Title Defects.

“Title Defect Mechanism” means the procedure whereby the Purchase Price is adjusted to compensate for variations in the Allocated Values caused by Title Defects. The Title Defect Mechanism is set forth in Exhibit A.

“Wells” means any of the oil or gas wells specifically identified on Schedules 3.4(b).

“Working Interest” means that interest that bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.

ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale.

(a) At Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets; provided, however, the Excluded Assets, as set forth on Schedule 2.1(a) will not be conveyed or purchased hereunder, but will be excluded from this transaction.

(b) At Closing, Buyer shall assume and become obligated to pay, perform, or otherwise discharge the Assumed Liabilities.

(c) Notwithstanding anything herein to the contrary, Buyer shall not acquire any right or interest in any properties of Seller other than the Assets or in any proceeds of production produced and sold from the Assets prior to the Effective Time or in any payments due Seller for production from the Assets prior to the Effective Time.

2.2. Purchase Price. The purchase price for the Assets will be $18,000,000, adjusted as provided in this Article II (as so adjusted, being herein called the “Purchase Price”). At Closing, the Purchase Price as adjusted pursuant to Section 2.4 and Section 2.5(a) and (b) (the “Closing Purchase Price”) shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds.

2.3. The Deposit.

(a) Promptly upon the due execution of this Agreement by Buyer and Seller, Buyer shall pay to Seller the sum of $1,800,000 of immediately available funds by wire transfer to an interest bearing account designated by Seller (the “Deposit”). If Closing occurs, the Deposit and all interest accrued shall be applied to reduce the Purchase Price. If Closing does not occur, the Deposit and all interest accrued shall be applied as provided in Section 2.3(d) of this Agreement.

(b) Seller hereby agrees that it shall hold, invest and disburse the Deposit only in accordance with the terms and conditions of this Agreement. The account designated by Seller for the Deposit in Section 2.3(a) above shall be an interest bearing account held by KeyBank. Seller hereby agrees that the Deposit shall be held at all times until disbursement in the account designated by Seller in Section 2.3(a) above, and that Seller shall at no time commingle any of its funds with the Deposit or withdraw all or any portion of the Deposit except as provided under the terms and conditions of this Agreement. Any and all accrued interest or gains shall be deemed to be part of Deposit and will be paid to the party receiving the Deposit as and when distribution is made therefrom, the parties specifically acknowledging that in the event that the Closing of the transactions contemplated by this Agreements occurs, any such accrued interest shall be applied with the Deposit as a credit toward payment of the Purchase Price by Buyer. Seller hereby agrees to provide Buyer with written notification of its intention to withdraw all or any portion of the Deposit at least five (5) Business Days before any such withdrawal, unless withdrawal occurs after Closing.

(c) At all times prior to the Closing, the Deposit shall, without any notice, demand, presentment or protest of any kind (each of which is waived by Seller), automatically and immediately become due and payable to Buyer upon the occurrence of any one or more of the following events: (i) Seller is adjudicated as bankrupt, (ii) Seller commences any bankruptcy or insolvency proceeding under the federal bankruptcy code or otherwise which is not rescinded within sixty (60) days, (iii) the making by Seller of a general assignment for the benefit of creditors, or (iv) the appointment of a receiver or trustee in bankruptcy of Seller or for any of Seller’s assets which is not rescinded within sixty (60) days. Seller agrees to immediately return the Deposit to Buyer upon the occurrence of any of the events specified in the preceding sentence.

(d) In the event that (i) the parties terminate this Agreement pursuant to Section 9.1(a), (ii) Buyer or Seller terminate this Agreement pursuant to Sections 9.1(d), 9.1(e)or Section 9.1(f) or (iii) Buyer terminates this Agreement pursuant to Section 9.1(c), Seller shall promptly return to Buyer the Deposit.

(e) In the event that Seller terminates this Agreement pursuant to Section 9.1(b), Seller shall retain the Deposit as liquidated damages in lieu of all claims and causes of action it might otherwise have or claim.

(f) If (i) Buyer is not in material breach of any of its representations, warranties, covenants or other agreements in this Agreement and (ii) Buyer is ready, willing and able to complete the Closing as described herein on the Closing Date, but Seller nonetheless refuses to complete the Closing, then Buyer may elect to terminate this Agreement and Seller will pay Buyer $1,000,000 (in addition to the return of the Deposit) as liquidated damages in lieu of all claims and causes of action it might otherwise have or claim.

2.4. Adjustments to Purchase Price.

(a) To determine the Closing Purchase Price, the Purchase Price shall be increased by the following amounts:

(i) the amount of all (1) ad valorem, property or similar Taxes paid by Seller and relating to the Assets for periods from and after the Effective Time, calculated in a similar fashion as set forth in Section 2.4(b)(i), and (2) any other expenses paid by Seller and relating to the Assets for periods from and after the Effective Time and properly incurred under Section 5.1;

(ii) a monthly general administration fee in the amount of $25,000 per month for each month from the Effective Date until the Closing; provided that such fee shall be prorated for any partial month between the Effective Date and the Closing based on the number of days in such month;

(iii) the aggregate amount of any and all operating costs paid by Seller, not in violation of Section 5.1, that relate to the Assets for periods from and after the Effective Time (excluding amounts for which the Purchase Price is increased pursuant to Section 2.4(a)(i) above), including, but not limited to, lease operating expenses, transportation and marketing expenses, lease payments, severance Taxes and producing overhead rates;

(iv) the aggregate amount of any and all capital expenditures actually made by Seller or on Seller’s behalf, not in violation of Section 5.1, that relate to the Assets for periods from and after the Effective Time;

(v) an amount of money equal to the value of oil or condensate held on the Leases in the tanks above the load line, as measured and recorded by Seller in the ordinary course of business as of September 30, 2008 (as set forth on Schedule 2.4(a)(v)) at a price per barrel of oil or condensate of $60.00 (decreased by the amount of severance taxes, royalties and other burdens attributable to such oil or condensate);

(vi) an amount of money equal to any payment made by Seller prior to the Closing pursuant to the expiration of any of the hedges set forth on Schedule 5.7; and

(vii) any other amount agreed upon by the parties in writing.

(b) To determine the Closing Purchase Price, the Purchase Price shall be decreased, without duplication, by the following amounts:

(i) the amount of all of Seller’s unpaid ad valorem, production, severance, property or similar Taxes relating to the Assets, to the extent that such unpaid Taxes relate to periods of time before the Effective Time (to the extent that any such amount has not been finally determined by Closing or any other date of determination, such amount will be estimated based upon the best information then reasonably available to the parties). Such Taxes with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time; provided, however, to the extent that such Taxes are computed based on the production from the Assets, such Taxes shall be prorated between the parties based on the period in which such production which is the basis for such calculation occurs, in the same manner as the parties are entitled to receive (or be credited with) such production pursuant to the terms hereof;

(ii) amounts equal to all revenues (net of royalty, overriding royalty payments and similar such payments) collected by Seller that are attributable to production of oil or gas from the Assets (but not taking into account any hedges) and from the disposal of salt water and relating to periods of time from and after the Effective Time;

(iii) an amount equal to the amount of accrued suspense funds as of the Closing Date (such amount to be determined by Seller by updating the amount of accrued suspense funds as of November 30, 2008 set forth on Schedule 2.4(b)(iii) to reflect the amount of accrued suspense funds as of the Closing Date;

(iv) an amount, calculated in accordance with the procedures of Exhibit A for Title Defects and Environmental Defects, equal to the agreed value of any Title Defect or Environmental Defect that is asserted prior to Closing, agreed to by Seller, and remains uncured by Seller at Closing; provided that Title Defects or Environmental Defects for which there is no agreement prior to Closing shall be addressed in accordance with procedures of Exhibit A;

(v) an amount of money equal to the Allocated Value of any Leases or Wells set forth on Schedule 3.4(b) that are removed from the purchase and sale under this Agreement by reason of the exercise of a preferential right to purchase by the holder of such right prior to Closing;

(vi) an amount of money equal to any payment received by Seller prior to the Closing pursuant to the expiration of any of the hedges set forth on Schedule 5.7; and

(vii) any other amount agreed upon by the parties in writing.

2.5. Determination of Purchase Price.

(a) The Closing Purchase Price shall be determined by adding to or subtracting from the Purchase Price, as applicable, each adjustment to be made to the Purchase Price at Closing pursuant to Sections 2.3 and 2.4, as proposed by Seller and not disputed by Buyer in accordance with this Section 2.5.

(b) Seller shall prepare and deliver to Buyer at least five Business Days before the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of each adjustment (including the calculation thereof) to be made in accordance with Sections 2.3 and 2.4. Buyer may dispute in good faith Seller’s estimate of the amount of such adjustments by delivery to Seller by written notice thereof within two Business Days after receipt of such estimate. Buyer and Seller shall use commercially reasonable efforts to resolve any such dispute in writing prior to Closing. If any such disputed amounts are not resolved by mutual written agreement of Buyer and Seller prior to Closing, (i) such disputed amounts shall be resolved in accordance with Section 2.5(c)(i) and (ii) Closing shall occur with payment of the Closing Purchase Price less the amount of such disputed item or items (but only to the extent of dispute); provided, however, that Title Defects and Environmental Defects shall be addressed as set forth in Section 2.4(b)(iv).

(c) After Closing, and regardless of whether Seller or Buyer proposed or disputed such adjustments pursuant to Section 2.5(b), the Closing Purchase Price shall be subject to further adjustment pursuant to this Section 2.5(c).

(i) On or before the 90th day after Closing, Seller shall prepare and deliver to Buyer, a statement (the “Final Settlement Statement”) setting forth Seller’s calculation of the final adjustments described in Sections 2.3 and 2.4 and showing the calculation of such adjustments, including any items that may have been disputed by the parties but unresolved prior to Closing in accordance with Section 2.4(b). Within 30 days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and the reasons for those changes. The parties shall attempt to agree to the amounts due pursuant to such adjustments, including any amounts disputed under Section 2.5(b) and not resolved prior to Closing, no later than 30 days after Buyer’s receipt of the Final Settlement Statement. The date upon which such agreement is reached shall be herein called the “Final Settlement Date”. Within five Business Days from the Final Settlement Date, the party owing any undisputed amount for additional adjustments shall wire such amount in cash, in immediately available funds to the other party.

(ii) If Seller and Buyer are unable to agree upon the Final Settlement Statement by the 30th day after Buyer’s receipt of same, KPMG LLP (or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing) (the “Referral Firm”) shall review the Final Settlement Statement and the records relating to the Leases and determine the final adjustments, other than adjustments determined under the mechanism regarding Title Defects and Environmental Defects set forth in Exhibit A. With respect to any matters under this Agreement to be resolved by the Referral Firm, neither the Referral Firm nor any Person employed by the Referral Firm will interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer in writing. With respect to any matters for which interpretation of this Agreement is required, and for which Buyer and Seller cannot agree on such interpretation, such matter shall be submitted to arbitration in a similar manner as set forth in Exhibit A, paragraph 8 regarding Title Defect and Environmental Defect disputes and the Referral Firm shall decide all other matters specified in this Section 2.5(c)(ii) and subsequently determine the matters for which interpretation was required, based upon the results of said determination after same has become final. The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne one-half each by Buyer and Seller. The Referral Firm shall deliver its final calculation of the Purchase Price in writing to Buyer and Seller as soon as is practicable, and the parties shall pay and receive the final adjustment amount by wire transfer of cash in immediately available funds, no later than the 5th business day following the paying party’s receipt from the Referral Firm of the final Purchase Price determination (notwithstanding any ongoing dispute, if any, regarding Title Defects.

(iii) The parties will, and will cause their representatives to, reasonably cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 2.5, including but not limited to making available books, records and personnel as necessary or appropriate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

3.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to conduct its business as it is now being conducted and to own the Assets (or to lease those Assets leased by it). Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it related to the Assets, requires such qualification.

3.2. Authorization. The execution, delivery and performance of this Agreement have been authorized by all necessary action on the part of Seller, and no further actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

3.3. No Violation or Conflict. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which Seller is a party does not and will not (a) conflict with, violate or breach any Laws, judgment, order or decree binding on Seller, the limited liability company agreement of Seller, or any material contract to which Seller is a party or by which it is bound, (b) give any party to any of the Property Agreements to which Seller is a party or by which they are bound any right of termination, breach, cancellation, acceleration or modification thereunder or (c) require the approval, consent or authorization of, or prior notice to, filing with or registration with any Governmental Authority except as would not, in any case, have a Material Adverse Effect on Seller or the ability of Seller to consummate the transfers contemplated by this Agreement.

3.4. Title.

(a) Seller owns or leases, subject to its rights and the rights of third parties under joint operating agreements where applicable, all Personal Property currently used with and which is reasonably sufficient to operate, in the ordinary course of business, the Assets of which Seller is the operator of record; provided, as to Personal Property currently used with Assets of which Seller is not the operator of record, Seller only represents and warrants that it has an interest in such Personal Property commensurate with its working interest. Schedule 3.4(a) contains a list of all leased Personal Property used in connection with the Assets of which Seller is the operator of record and, except as set forth on Schedule 3.4(a), all of said leases are assignable. Subject to ordinary wear and tear and to scheduled or necessary repairs in the ordinary course of business, all material items of Personal Property appurtenant to or used in connection with Assets of which Seller is the operator of record are in reasonably good and serviceable condition and repair and there are no necessary material repairs, improvements, restoration or other service work necessary to make any of such assets serviceable. Seller owns or leases such Personal Property appurtenant to or used in connection with Assets of which Seller is the operator of record free and clear of any claim, lien, right, or encumbrance, except for Permitted Encumbrances.

(b) Set forth on Schedule 3.4(b) is a true, correct and complete description of each of the Leases and a list of the Wells located on the lands associated with and subject to the Leases, together with a description of Seller’s Net Revenue Interest and Working Interest therein.

(c) Seller owns all rights of way and surface damage agreements associated therewith that are currently used with and which are reasonably sufficient for the operation of the Assets or the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, and, to the Knowledge of Seller, all of same are assignable.

3.5. Contracts.

(a) Schedule 3.5(a) lists the material Property Agreements other than the Leases. Prior to the date hereof, Seller has made available to Buyer true and correct copies of all Property Agreements. Except as set forth on Schedule 3.5(a) (i) each Property Agreement is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) Seller has performed, and, to the Knowledge of Seller, each other party has performed, each material term, covenant and condition of each of the material Property Agreements to which Seller is a party that is to be performed by Seller or such other party at or before the date hereof; (iii) no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller or, to the Knowledge of Seller, any other party, under any of the material Property Agreements to which Seller is a party, except for such defaults that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect on any of the Property Agreements; and (iv) Seller does not intend, and Seller has not received written notice that any other party to a material Property Agreement intends, to cancel or terminate any of such Property Agreements.

(b) Except as set forth on Schedule 3.5(b) there are no on-going renegotiations of, or attempts to renegotiate, any amounts paid or payable to Seller under any of the Property Agreements and no party has made written demand for such renegotiations.

Except as set forth on Schedule 3.5(b), there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of hydrocarbons under any of the Property Agreements. Except as set forth on Schedule 3.5(b) Seller has not, with respect to the Property Agreements: (i) become overproduced as to any Asset so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Property Agreements on or after the Effective Time without being currently paid therefore other than in the normal cycle of billing. Except as set forth on Schedule 3.5(b), Seller is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without then or thereafter receiving the full contract price therefore. Except as set forth on Schedule 3.5(b) or in any Property Agreement, there is no call upon, option to purchase or similar right to obtain hydrocarbons from the Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale for hydrocarbons.

3.6. Lease Provisions. All Leases are in force and effect and are maintained by their terms. Accurate and timely payment of delay rentals have been made to maintain in force and effect all Leases within the primary term on which drilling operations were not timely commenced. All other Leases are validly preserved beyond the primary term by production in paying quantities or the accurate and timely payment of shut-in royalty payments or otherwise. Except as set forth on Schedule 3.6, all rentals, royalties, overriding royalty interests and other payments due under each of the Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any third party a right to terminate any such Lease. Schedule 2.4(b)(iii) lists the accrued suspense funds as of November 30, 2008.

3.7. Compliance with Law. Except as set forth on Schedule 3.7:

(a) All filings and notices relating to the Leases, or the ownership or operation thereof, required to be made by Seller with all Governmental Authorities have been made by or on behalf of Seller other than filings or notices for which the failure to provide is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on Seller. Seller is not in violation of any Law with respect to the Assets, except for such violations as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Leases as a whole.

(b) Seller holds all of the Permits necessary for the operation of Seller’s business as currently conducted, other than Permits for which the failure to hold is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on Seller. There are no proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of any material Permits. There are no proceedings pending or, to the Knowledge of Seller, threatened (i) with respect to any alleged failure to have all Permits required in connection with the operation of Seller’s business as currently conducted, or (ii) with respect to any valid requirement to plug or abandon any Well in which Seller owns an interest or that is located on any of the Leases.

3.8. Litigation. Except as set forth on Schedule 3.8 or Schedule 3.10, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of Seller, threatened or contemplated, that, if adversely determined, would have a Material Adverse Effect on the Assets or the transactions contemplated by this Agreement.

3.9. Taxes. There are no liens for Taxes on the Assets, except for Taxes not yet due, and (subject to Section 7.2(a)) there is no unpaid Tax payable by Seller for which Buyer would become liable by reason of purchasing the Assets hereunder. Seller has filed or will file all Tax Returns required to be filed by Seller in connection with its ownership or operation of the Assets. None of the joint operating agreements covering the Assets to which Seller is a party are treated as a partnership for income tax purposes. None of the Assets is held in an arrangement treated as a partnership for income tax purposes.

3.10. Environmental Matters. As to the Properties, there are no pending or, to the Knowledge of Seller, threatened (a) lawsuits, (b) notices of violation or notices of deficiency, (c) civil or criminal penalties, or (d) other unresolved orders based on any noncompliance with Environmental Laws. Seller also represents and warrants that there are no Environmental Defects existing on any of the Properties that would, individually or in the aggregate, cost Seller in excess of $180,000 to cure, except as disclosed in Schedule 3.10. THIS SECTION 3.10 CONSTITUTES SELLER’S SOLE REPRESENTATION AND WARRANTY WITH RESPECT TO ENVIRONMENTAL LAWS.

3.11. Broker’s Fees. Seller has incurred no obligation or liability, contingent or otherwise, for broker’s or finder’s fees in respect of the matters provided for in this Agreement for which Buyer or Buyer’s affiliates will be responsible.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller:

4.1. Organization. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified as a foreign limited liability company in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby.

4.2. Authorization. Buyer has full power and authority to execute, deliver and perform this Agreement and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement and all agreements or instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto have been or will be duly executed and delivered by Buyer, and this Agreement and all agreements and instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto constitute and will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

4.3. No Violation or Conflict. The execution, delivery and performance by Buyer of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of Buyer’s articles of incorporation or bylaws (or equivalent governing documents) or any Laws, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its assets may be bound or affected; or (b) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other Person.

4.4. No Reliance. With respect to the transactions contemplated hereby, Buyer acknowledges that it (a) has been granted access to all the Books and Records and materials to conduct all necessary due diligence, and (b) has been afforded the opportunity to ask questions of, and receive answers from, Seller and its representatives. Buyer acknowledges that it has not relied on any oral or written statements, representations, warranties, or assurances from Seller or its officers, directors, employees, agents, or consultants, except those set forth in this Agreement. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of Seller set forth in this Agreement, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

4.5. Financing.

(a) Buyer has, and will have at Closing, unencumbered cash sufficient to fully satisfy its obligations to pay the Purchase Price to Seller, as and when due.

(b) Buyer has sufficient financial resources to fulfill the surety bonding requirements of the States of Texas and New Mexico in connection with the Leases.

4.6. Broker’s Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for broker’s or finder’s fees in respect of the matters provided for in this Agreement for which Seller or Seller’s affiliates will be responsible.

ARTICLE V

COVENANTS

5.1. Conduct of Business. Except as provided in this Agreement, until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller will use commercially reasonable efforts to maintain Seller’s interest in the Assets consistent with past practices and will pay lease revenue burdens, pay Taxes, and file all reports and other documents, and renew all permits, as due consistent with past practices. Other than capital expenditures for the various projects set forth on Schedule 5.1, Seller has not, from and since the Effective Time, and will not undertake any capital expenditures in excess of $50,000 or any contractual commitment in excess of thirty (30) days without the approval of Buyer, except in instances that could, in the opinion of Seller, result in material damage or injury to Persons, property or any of the Assets.

5.2. Buyer’s Access to Information. At Buyer’s sole cost and expense, Buyer and its authorized agents, officers and representatives shall have reasonable access to the Assets, including the Books and Records, in order to conduct such examinations and investigations of the Assets as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted during the normal business hours of Seller, (b) shall not unreasonably interfere with the operations and activities of Seller, and (c) shall be subject to the prior written approval of Seller, which approval will not be unreasonably withheld.

5.3. Further Assurances. Each of the parties hereto hereby agrees (a) to use commercially reasonable efforts to obtain, any and all approvals of Governmental Authorities and third party consents, approvals, notations and authorizations required in connection with the consummation of the transactions contemplated by this Agreement, and (b) to take all such other commercially reasonable actions as are necessary or advisable in order to cause the conditions set forth herein to be satisfied. Seller further agrees to fully cooperate and exercise reasonable, good faith efforts to accommodate Buyer’s efforts to succeed Seller as operator of Seller-operated Assets.

5.4. Filings. Promptly after the execution of this Agreement, the parties shall prepare and make or cause to be made any required filings, submissions and notifications under the Laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including to obtain the consents and approvals, contemplated by Section 5.3). Each party will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

5.5. Publicity. All general notices, releases, statements and communications to suppliers, distributors and customers of Seller or Buyer and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that any party hereto or its affiliates shall be entitled to make a public announcement if, upon the advice of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange and if, to the extent practicable, it gives prior notice to the other party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.

5.6. Casualty. Seller will maintain until Closing all existing insurance, at its sole cost and expense. If any material portion of any Asset shall be damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, and upon written notice prior to Closing to the other party, elect to exclude such Asset from this Agreement. In the event that the Asset to be excluded pursuant to this Section 5.6 is the entirety of a Lease, the Purchase Price shall be reduced by the Allocated Value of the Lease or Well to be excluded. In the event that the Asset sought to be excluded is less than the entirety of a Lease, the Purchase Price shall be reduced by an amount mutually agreed to in writing. If neither party elects to delete such Asset from this Agreement, Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at Closing, any insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.

5.7. Hedges. Prior to the Closing, Seller will execute and enter into the hedges as set forth and described on Schedule 5.7 and take all reasonable actions to assign ownership of the hedges to Buyer at the Closing. Prior to the Closing, Buyer will establish all necessary accounts and take all other actions necessary to enable Buyer to assume ownership of the hedges at the Closing and to release Seller from all of its obligations pursuant to the hedges.

ARTICLE VI

CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING; CLOSING

6.1. Conditions Precedent to Each Party’s Obligations to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed; and

(b) all consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration may not reasonably be expected to have a Material Adverse Effect on Buyer or Seller following the Closing Date.

6.2. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Seller contained in Article III shall be true and correct in all material respects (when read without exception for materiality or Material Adverse Effect) at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

(b) Seller shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by it at or before Closing;

(c) Seller shall have (i) entered into the hedges set forth on Schedule 5.7 and (ii) taken all reasonable actions to assign the hedges to Buyer, such assignment to be effective at the Closing; and

(d) Seller shall have delivered, or caused to be delivered, to Buyer at Closing, all closing deliveries described in Section 6.4(a).

6.3. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (when read without exception for materiality or Material Adverse Effect) at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

(b) Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing;

(c) Buyer shall have (i) established all necessary accounts and taken all other actions necessary to enable Buyer to assume ownership of the hedges set forth on Schedule 5.7 at the Closing and to release Seller from all of its obligations pursuant to the hedges and (ii) assumed ownership of the hedges at the Closing.

(d) Buyer shall have delivered, or caused to be delivered, to Seller at Closing, the closing deliveries described in Section 6.4(b).

6.4. The Closing. The following provisions shall be applicable with respect to the Closing:

(a) At Closing, Seller shall, as a condition precedent to Buyer’s obligations hereunder:

(i) execute and deliver the Assignment and the Assumption Agreements to Buyer;

(ii) deliver a certificate of Seller, signed by an authorized officer of Seller, certifying that the conditions set forth in Section 6.2 have been satisfied;

(iii) execute and deliver a FIRPTA Affidavit in the form attached as Exhibit D;

(iv) execute and deliver to Buyer letters in lieu of transfer or division orders;

(v) execute and deliver to Buyer any other forms required by any Governmental Authority relating to the assignment of the Assets and relating to the assumption of operations by Buyer;

(vi) execute and deliver to Buyer Assignments of Record Title and Transfers of Operating Rights on Bureau of Land Management forms 3003-3 and 3000-3a, as applicable;

(vii) deliver to Buyer such of the original Books and Records as Seller determines to be feasible and thereafter deliver the remainder of the original Books and Records to Buyer as soon after Closing as is reasonably practicable; and

(viii) deliver possession of the Assets to Buyer.

(b) At Closing, and as a condition precedent to Seller’s obligations hereunder, Buyer shall:

(i) pay to Seller in cash in immediate available funds the Closing Purchase Price by wire transfer to a bank to be designated by Seller in writing;

(ii) execute and deliver the Assumption Agreement to Seller;

(iii) deliver a certificate of Buyer, signed by an authorized officer of Buyer, certifying that the conditions set forth in Section 6.3 have been satisfied; and

(iv) execute and deliver to Seller any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

ARTICLE VII

ADDITIONAL COVENANTS

7.1. Seller’s Access to Books and Records. At its expense, Seller and its affiliates and its and their authorized agents, officers and representatives shall have reasonable access after the Closing Date to the Books and Records for any reasonable business purpose; provided, however, that such access by Seller and its affiliates, and its and their authorized agents, officers and representatives (a) shall be conducted during the normal business hours of Buyer, and (b) shall not unreasonably interfere with the operations and activities of Buyer. Buyer shall cooperate in all reasonable respects with Seller’s review of such information, including, without limitation, retaining all such information until Seller has notified Buyer in writing that all tax years (including any portion of a tax year) prior to and including the Closing Date have been closed or for seven years, whichever is longer.

7.2. Tax Matters.

(a) Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for any and all sales, transfer, recordation, or similar Taxes payable by virtue of the transactions contemplated by this Agreement. Buyer and Seller shall cooperate to timely prepare and file all Tax Returns relating to the Assets. The parties will use IRS form 8594 to report the transaction.

(b) Seller shall be responsible, and agrees to hold harmless and indemnify the Buyer Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production prior to the Effective Time, in each case to the extent not taken into account under Section 2.4(b). Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production after the Effective Time, in each case to the extent not taken into account under Section 2.4(a) but including the items described in Section 2.4(b).

(c) The parties agree to cooperate with each other as reasonably required after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Assets.

(d) Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.2 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

7.3. Surety Bonds; Letters of Credit. Buyer shall have surety bonds or letters of credit in place, if and as required, prior to or immediately following the Closing Date sufficient to replace Seller’s surety bonds or letters of credit set forth on Schedule 7.3.

Buyer shall release or cause Seller’s surety bonds or letters of credit to be released in full as soon as reasonably practicable following the Closing Date and will notify Seller in writing when such surety bonds or letters of credit are released.

7.4. Consents and Preferential Rights. Any consents other than consents customarily obtained after Closing (such as, for example, consents to assign federal leases) arising under any of the Property Agreements and unresolved at Closing (either by time constraints or by refusal to consent), shall be considered agreed-upon Title Defects under Exhibit A, until satisfied. If on the Closing Date, the holder of a preferential right has not indicated whether or not it will exercise its right and the time period within which it must timely respond has not lapsed, then the parties shall proceed to Closing on those Assets affected by the preferential right and Buyer shall assume responsibility for conveying the Assets to the holder of the preferential right should it timely exercise, in return for payment by the holder to Buyer of the Allocated Value of the affected Assets.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification of Buyer. Seller will indemnify, defend and hold Buyer and its affiliates and their respective directors, managers, officers, employees, owners, members and agents (collectively, the “Buyer Indemnified Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees (collectively, “Losses”) that any Buyer Indemnified Party may suffer or incur as a result of or relating to:

(a) the breach of any representation or warranty made by Seller in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach;

(b) the breach of any covenant or agreement made by Seller in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

(c) any Liability of Seller, known or unknown, other than the Assumed Liabilities, including any Litigation or other third person claims relating to or arising from ownership of the Assets and/or from the activities and operations of Seller’s business with respect to any period (or portion thereof) occurring on or prior to the Closing;

provided, that except with respect to (i) the breach or the alleged breach of the representations and warranties set forth in Section 3.2 (Authorization) or (ii) any fraud or intentional or criminal misconduct by Seller in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitation shall apply, the maximum aggregate liability for which the Buyer Indemnified Parties will be entitled to indemnification under this Section 8.1 shall be $3,000,000, which includes (1) one-hundred percent (100%) of the aggregate Losses up to $1,000,000 and (2) fifty percent (50%) of the aggregate Losses greater than $1,000,000 up to $5,000,000.

8.2. Indemnification of Seller. Buyer will indemnify, defend and hold Seller and its affiliates and their respective directors, managers, officers, employees, owners, members and agents (collectively, the “Seller Indemnified Parties”) harmless from any and all Losses that any Seller Indemnified Party may suffer or incur as a result of or relating to:

(a) the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach;

(b) the breach of any covenant or agreement made by Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

(c) the failure of Buyer to perform and discharge in full, in a due and timely manner, the Assumed Liabilities;

provided, that except with respect to (i) the breach or the alleged breach of the representations and warranties set forth in Section 4.2 (Authorization); or (ii) any fraud or intentional or criminal misconduct by Buyer in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby, for which no such limitation shall apply, the maximum aggregate liability for which the Seller Indemnified Parties will be entitled to indemnification under this Section 8.2 shall be $3,000,000, which includes (1) one-hundred percent (100%) of the aggregate Losses up to $1,000,000 and (2) fifty percent (50%) of the aggregate Losses greater than $1,000,000 up to $5,000,000.

8.3. Survival. The representations and warranties of Seller and Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the one-year anniversary of the Closing Date; provided that any claim for indemnification will survive until such claim is finally resolved if Buyer notifies Seller, or if Seller notifies Buyer, as applicable, of such claim in reasonable detail prior to the date which is the one-year anniversary of the Closing Date. Without limiting the foregoing, no claim for indemnification pursuant to Section 8.1(a) or Section 8.2(a) based on the breach or alleged breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder. The covenants and agreements of Seller and Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

8.4. Notice. Any party entitled to receive indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt written notice to the party required to provide such indemnification (the “Indemnifying Party”) promptly after becoming aware of the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

8.5. Defense of Claims.

(a) The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; and (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages.

(b) If the conditions of Section 8.5(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party only if (A) all monetary damages payable in respect of the Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete and unconditional release in respect of the Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates; (iii) the Indemnifying Party may otherwise settle such Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld or delayed; and (iv) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (1) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (2) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c) If the conditions of Section 8.5(a) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld); provided, that the Indemnified Party will not be required to obtain any consent of the Indemnifying Party to the determination of such Claim (and will not prejudice its right to be indemnified with respect to such Claim by settling such Claim) if the Indemnifying Party is asserting that it has no obligation to indemnify the Indemnified Party in respect of such claim.

8.6. Exclusive Monetary Remedy. The sole and exclusive monetary remedy for any Indemnified Party against any Indemnifying Party for any breach of any representation, warranty, agreement or covenant of such Indemnifying Party under this Agreement (including the covenants regarding Assumed Liabilities) shall be indemnification pursuant to this Article VIII, except in the case of fraud or willful misconduct by the Indemnifying Party. Without limiting the foregoing, the exercise by an Indemnified Party of its right to indemnification under Article VIII shall not affect the right of such Indemnified Party to seek an injunction or other equitable relief with respect to the matter giving rise to such exercise.

8.7. Limitation on Damages. No Indemnified Party will be entitled to indemnification pursuant to Section 8.1 or Section 8.2 for punitive damages, or for lost profits (except where such lost profits constitute direct damages, such as Losses resulting from a breach of Section 8.1), consequential, exemplary, special or similar damages, provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Section 8.1 or Section 8.2 to recover Losses that arise as the result of a third-party claim against the Indemnified Party for, lost profits, consequential, special or similar actual damages.

8.8. Title Defects. Buyer’s sole and exclusive remedy with respect to Title Defects or Losses arising thereunder, shall be as provided in Exhibit A.

8.9. Disclaimer of Other Representations and Warranties.

(a) The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied, or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENT, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (C) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (D) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (F) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (G) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (H) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATION AND WARRANTIES

CONTAINED HEREIN, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(b) Buyer acknowledges that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the premises. Some equipment and sites included in the Properties may contain asbestos, Hazardous Substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other materials or Hazardous Substances; and NORM-containing material and other materials or Hazardous Substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of materials, asbestos, Hazardous Substances, and NORM from the Properties. Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities and will conduct these activities in accordance with all applicable Laws, including applicable Environmental Laws.

(c) Buyer understands that operation of the Leases is subject to requirements of the Governmental Authorities having jurisdiction. It will be the obligation of Buyer to ensure that, as of the Closing, or as soon thereafter as reasonably practicable, Buyer will meet the qualifications of the Governmental Authorities having jurisdiction, in order to become record operator of the Leases.

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing only as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer, which breach would prevent Buyer from performing its obligations under this Agreement and which is not cured within 5 days following written notice to Buyer, or which breach, by its nature or timing, cannot be cured prior to February 27, 2009; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if it is then in material breach of any of representations, warranties, covenants or other agreements hereunder;

(c) by Buyer if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, which breach would prevent Seller from performing its obligations under this Agreement and which is not cured within 5 days following written notice to Seller, or which breach, by its nature or timing, cannot be cured prior to February 27, 2009; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any of representations, warranties, covenants or other agreements hereunder;

(d) by Buyer or Seller if the Closing shall not have occurred on or before February 27, 2009 (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose breach of this Agreement or failure to fulfill any obligation under or pursuant to this Agreement has been the cause, directly or indirectly of, or has resulted in, the failure of the Closing to occur on or before such date);

(e) by Buyer or Seller, if any court of competent jurisdiction of any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(f) by Buyer or Seller, if the aggregate of the Title Defect Values and Environmental Defect Values asserted by Buyer total more than 10% of the Purchase Price; or

(g) by Buyer pursuant to Section 2.3(f).

9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 9.2 and Sections 2.3(d), 2.3(e), 2.3(f), and 10.2 of this Agreement shall survive any such termination.

ARTICLE X

MISCELLANEOUS

10.1. Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

10.2. Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer shall be solely responsible for all filings and recording of assignments and other documents which transfer any of the Assets to Buyer or which designate Buyer as the operator of the Assets and for all fees connected with such filing or recording. Upon request, Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer’s failure to file or record any such documents correctly or promptly.

10.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction, except for matters concerning real property located in the State of New Mexico, including oil and gas interests, which matters will be governed by, and construed in accordance with, the laws of the State of New Mexico, without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction. EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES ACCEPTS THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

10.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; except that a party may assign its rights and obligations under this Agreement to any affiliate, but no such assignment shall relieve the assigning party of its obligations hereunder and such assigning party shall cause its assignee to perform its obligations under this Agreement and shall be responsible for any failure of such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

10.5. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.5:

If to Seller:	Rex Energy I, LLC Windmere Centre 476 Rolling Ridge Dr., Suite 300 State College, PA 16801 Attention: Christopher K. Hulburt Telecopy: 814-278-7286

With a copy to:	Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, TX 77010-3095 Attention: Charles Strauss Telecopy: 713-651-5246

If to Buyer:	Adventure Exploration Partners, LLC 500 W. Texas Street, Suite 1000 Midland, TX 79701 Attention: Paul L. Lucas, President Telecopy: 432-684-1106

With a copy to:	Davis, Gerald & Cremer, P.C. 400 W. Illinois St., Suite 1400 Midland, TX 79701 Attention: Marc Skeen Telecopy: 432-687-1735

10.6. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

10.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.8. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

10.9. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

10.10. No Third-Party Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Seller and Buyer contained in this Agreement.

10.11. Like-Kind Exchange. In the event Seller so elects at any time prior to Closing, Buyer agrees to cooperate, as and to the extent reasonably requested by Seller, in connection with the transactions contemplated herein to make such modifications as may be necessary to qualify such transactions, in whole or in part, as a “like-kind” exchange pursuant to Section 1031 of the Code. Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Treasury Regulations § 1.1031(k)-1(g)(4)) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release Seller from any of its respective liabilities and obligations hereunder. Neither party represents to the other that any particular Tax treatment will be obtained by reason of the transactions contemplated by this Section 10.11.

10.12. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all of the parties. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.

SELLER:

REX ENERGY I, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

BUYER:

ADVENTURE EXPLORATION PARTNERS, LLC

By:	/s/ Paul L. Lucas
Name:	Paul L. Lucas
Title:	President

EXHIBIT A

PROCEDURE FOR CLAIMING TITLE AND ENVIRONMENTAL DEFECTS

AND ADJUSTING THE PURCHASE PRICE

1. Title and Environmental Procedure. From the date of this Agreement until 5:00 p.m. Central time on the 75th day following the first Business Day following the date of this Agreement (the “Examination Period”), Seller will afford to Buyer and its representatives reasonable access during normal business hours to the offices, personnel and books and records of Seller in order for Buyer to conduct a title examination and environmental examination as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Title Defects or Environmental Defects exist.

2. Accessible Information; Expenses; Confidential Information; Indemnification. Buyer and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records, in each case insofar as the same may now be in existence and in the possession of Seller, provided, however, that Seller may withhold access to (a) all legally privileged documents other than title opinions and (b) information that Seller is prohibited from disclosing by third party confidentiality restrictions; provided further that Seller will use its reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s review of the title to the Assets and environmental conditions on the Assets will be borne solely by Buyer. Buyer will not contact any of the customers or suppliers of Seller or its Working Interest co-owners, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby, whether in person or by telephone, e-mail, mail or other means of communication, without the specific prior written authorization of Seller, which consent will not be unreasonably withheld. Buyer will indemnify and hold harmless Seller and its officers, directors, agents, representatives, employees, successors, and assigns against any damages arising from or in connection with Buyer’s due diligence examination of title to the Assets or the environmental conditions of the Assets; provided, however, that damages, for this purpose only, shall not include damages to the extent resulting solely from the discovery by Buyer or its representatives of any pre-existing condition.

3. Notice of Asserted Title Defects or Environmental Defects. If Buyer discovers any Title Defect or Environmental Defect affecting any of the Assets, Buyer may, as a predicate to receiving a Purchase Price adjustment, notify Seller of such alleged Title Defect or Environmental Defect prior to the expiration of the Examination Period, provided, that such allegation is made in good faith. To be effective, such notice (“Title Defect Notice” or “Environmental Defect Notice”, respectively) must

(a)	be in writing,

(b)	be received by Seller prior to the expiration of the Examination Period,

(c)	describe the Title Defect or Environmental Defect in reasonable detail including the basis therefore (including any alleged variance in the Net Revenue Interest or Working Interest of any alleged Title Defect) and any supporting documents,

(d)	identify the specific Assets to which such Title Defect or Environmental Defect relates, and

(e)	include the value of such Title Defect or Environmental Defect as determined by Buyer in good faith.

Notwithstanding anything to the contrary herein, at the end of the Examination Period, any matters that may otherwise constitute a Title Defect or Environmental Defect, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, will be deemed to have been waived by Buyer for all purposes; provided that, with respect to defects other than Title Defects, such waiver shall not limit or affect the existence or survival of representations and warranties.

4. Cure. Upon the receipt of an effective Title Defect Notice or Environmental Defect Notice from Buyer, Seller will have the option, but not the obligation, to attempt to cure such Title Defect or Environmental Defect during the Cure Period (as hereinafter defined) at Seller’s sole cost and expense. A Property affected by such Title Defect or Environmental Defect will be referred to as a “Title Defect Property” or “Environmental Defect Property”, respectively.

5. Defensible Title. As used in this Exhibit A, “Defensible Title” means, as of the date of this Agreement and the Closing Date, with respect to the Leases described on Schedule 3.4(b), such record title and ownership by Seller that:

(a)	entitles Seller to receive and retain from such Lease, without reduction, suspension or termination, not less than the percentage set forth on Schedule 3.4(b) as the Net Revenue Interest of all hydrocarbons produced, saved and marketed from such Lease;

(b)	obligates Seller to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Lease that is not more than the Working Interest set forth for such Lease on Schedule 3.4(b), (unless such increase is accompanied by a proportionate increase in the Net Revenue Interest applicable to such Lease);

(c)	is free and clear of all encumbrances except Permitted Encumbrances; and

(d)	would generally be accepted in the industry without objection.

6. Title Defect Amount; Environmental Defect Amount. “Title Defect Amount” or “Environmental Defect Amount” means, with respect to a Title Defect Property or Environmental Defect Property, as applicable, the reduction, in the Allocated Value (as set forth on Exhibit E, of an Asset as a result of the existence of one or more Title Defects or Environmental Defects, respectively, which amount will be determined as follows:

(a)

The Title Defect Amount with respect to a Title Defect Property will be determined by taking into consideration the Allocated Value of the Title Defect Property affected by such Title Defect (or if the Title Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Lease or Well associated therewith), the portion of the Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that:

(i)	if such Title Defect is in the nature of the Net Revenue Interest in a Lease being less than the Net Revenue Interest set forth on Schedule 3.4(b) with respect thereto and the corresponding Working Interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Lease multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(ii)	if such Title Defect is in the nature of an Encumbrance, then the Title Defect Amount will be the amount required to fully discharge such Encumbrance; and

(iii)	if the Title Defect results from any matter not described in sub-paragraph (i) or sub-paragraph (ii) above, the Title Defect Amount will be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of the Title Defect Property). A Title Defect Amount may not exceed the Allocated Value of the Title Defect Property.

(b)	Notwithstanding the foregoing, any matters that would otherwise constitute a Title Defect will not be a Title Defect if it is not reasonably likely to affect the market value to Buyer of the affected Asset based on the standards and practices of reasonably prudent operators of oil and gas wells in the Permian Basin.

(c)	The Environmental Defect Amount with respect to an Environmental Defect Property will be determined by taking into consideration the Allocated Value of the Environmental Defect Property affected by such Environmental Defect (or if the Environmental Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Lease or Well associated therewith), the portion of the Environmental Defect Property subject to such Environmental Defect, and the decrease in value of such Environmental Defect Property resulting from such Environmental Defect, the amount of the civil penalty or fine assessed (or likely to be assessed) for such violation where the Environmental Defect is a violation of Environmental Law, or the cost to cure or otherwise remediate the Environmental Defect on such Environmental Defect Property, as applicable; provided the Environmental Defect Amount, for purposes of calculating a Purchase Price adjustment, may not exceed the Allocated Value of the Environmental Defect Property.

7. Procedures for Title Defects and Environmental Defects.

(a)	If Seller and Buyer agree that a Title Defect or Environmental Defect exists and if prior to the Closing Date, Seller has been unable to cure such Title Defect or Environmental Defect (and there is no dispute as to whether or not it has been cured), and Buyer and Seller agree that Seller will not be able to cure such Title Defect or Environmental Defect within 60 days after the expiration of the Examination Period (the “Cure Period”), then the Purchase Price will be reduced by the Title Defect Amount or Environmental Defect Amount, with respect to such Title Defect Property or Environmental Defect Property (taking into account the results of any curative efforts made by or on behalf of Seller with respect to such Title Defect Property or Environmental Defect Property).

(b)	If Seller and Buyer are unable to reach an agreement at any time as to whether a Title Defect or Environmental Defect exists or, if it does exist, whether it has been cured or the amount of the Title Defect Amount or Environmental Defect Amount attributable to such Title Defect or Environmental Defect, then dispute resolution procedures may be initiated by Seller or Buyer under Section 8 of this Exhibit A promptly following the inability to reach an agreement.

(c)	Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure any Title Defects or Environmental Defects that have not been cured or resolved pursuant to Section 7(a) of this Exhibit A. If, at the end of the Cure Period, Seller has been unable to cure a Title Defect or Environmental Defect (and there is no dispute as to whether or not it has been cured), Seller will pay Buyer, within 30 days, the Title Defect Amount or Environmental Defect Amount with respect to such Title Defect or Environmental Defect (taking into account the value of the results of any curative efforts made by or on behalf of Seller with respect to such Title Defect or Environmental Defect).

(d)	Notwithstanding anything to the contrary contained herein, Seller will have the option, but not the obligation, within 60 days after the resolution of any dispute as to any Title Defect Property or Environmental Defect Property as to which the Title Defect Amount or Environmental Defect Amount exceeds fifty percent (50%) of the Allocated Value, to retain any Title Defect Property or Environmental Defect Property or to cause to be assigned any Title Defect Property or Environmental Defect Property to Buyer and the Purchase Price will be adjusted as set forth in Section 7(a) of this Exhibit A. If Seller exercises its option to retain any Title Defect Property or Environmental Defect Property, then Buyer will transfer such Title Defect Property or Environmental Defect Property to Seller, and Seller will pay Buyer an amount equal to the Allocated Value of such Title Defect Property or Environmental Defect Property.

(e)

Notwithstanding any election by Seller to cause any Title Defect Property or Environmental Defect Property meeting the fifty percent (50%) threshold to be assigned to Buyer pursuant to subsection (d) immediately above, Buyer will have the option, but not the obligation, within 10 days after receipt of notice of a Seller election pursuant to subsection (d)

immediately above, to elect to remove any Title Defect Property or Environmental Defect Property meeting the fifty percent (50%) from this Agreement and, if applicable, convey such Title Defect Property or Environmental Defect Property to Seller, if same had previously been conveyed to Buyer, with the Purchase Price being adjusted as set forth in Section 7(a) of this Exhibit A.

8. Arbitration.

(a)	In the event of any dispute with respect to this Exhibit A, the parties hereto agree to make reasonable efforts to come to a mutually acceptable resolution of such dispute among themselves prior to the involvement of any third-party intermediary. If any party hereto elects to submit any dispute to arbitration as specifically provided in this Section 8, then such party will notify the other party in writing. Within 15 days following such notice, Seller and Buyer agree to jointly select an arbitrator. For disputes regarding Title Defects or Title Defect Amounts, the arbitrator will be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions. This person will be the sole arbitrator (the “Title Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts. For disputes regarding Environmental Defects or Environmental Defect Amounts, the arbitrator will be an experienced environmental attorney, familiar by training and experience with U.S. environmental legal and business matters in the oil and gas industry. This person will be the sole arbitrator (the “Environmental Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Environmental Defects and Environmental Defect Amounts. If Seller and Buyer are unable to agree on the Title Defect Arbitrator or Environmental Defect Arbitrator within the 15 day period, any Party hereto may apply to a court in the State of Texas, regarding asserted Title Defects and Title Defect Amounts or Environmental Defects and Environmental Defect Amounts for the selection of a Title Defect Arbitrator or Environmental Defect Arbitrator, respectively, with the qualifications set forth in this paragraph.

(b)

Any arbitration hearing, if one is desired by the Title Defect Arbitrator or Environmental Defect Arbitrator, will be held in Harris County, Texas, or such other location acceptable to both parties and the Title Defect Arbitrator or Environmental Defect Arbitrator. The Parties may mutually elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Title Defect Arbitrator or Environmental Defect Arbitrator may desire. The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously (the intention of the parties being that the Arbitration shall allow only that minimum discovery determined by the Arbitrator to be reasonably necessary to protect the integrity of the process) and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The decision of the Title Defect Arbitrator or Environmental Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the Title Defect Arbitrator or Environmental Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Seller and Buyer will bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator will be shared equally by the parties.

(c)	The arbitration will commence as soon as possible after the Title Defect Arbitrator or Environmental Defect Arbitrator is selected in accordance with the provisions of this Section 8 of this Exhibit A. In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount or Environmental Defect Amount, the Title Defect Arbitrator or Environmental Defect Arbitrator, as applicable, may consider such matters as, in the opinion of the Title Defect Arbitrator or Environmental Defect Arbitrator, are necessary or helpful to make a proper valuation; however, the Title Defect Arbitrator or Environmental Defect Arbitrator will be bound by those factors set forth in Section 6(a) and Section 6(c) of this Exhibit A. Furthermore, the Title Defect Arbitrator or Environmental Defect Arbitrator may consult with and engage disinterested third parties to advise the Title Defect Arbitrator or Environmental Defect Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator. The sole remedy in any arbitration award will be resolution of alleged Title Defects and Title Defect Amounts or Environmental Defects and Environmental Defect Amounts and neither the Title Defect Arbitrator nor the Environmental Defect Arbitrator will award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(d)	Any replacement Title Defect Arbitrator or Environmental Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(e)	As to any determination of amounts owing under the terms of this Section 8 of this Exhibit A, no lawsuit based on such claimed amounts owing will be commenced by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(f)	All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

9. Uncured Title Defects and Environmental Defects. If any dispute resolution procedures initiated pursuant to Section 8 of this Exhibit A are finally resolved after Closing, then within 91 days after the date of the final resolution of any such arbitration of any alleged Title Defect or Environmental Defect hereunder (as set forth in Section 8 of this Exhibit A), Seller will, subject to Seller’s rights to retain property provided by Section 7(d) of this Exhibit A), pay Buyer an amount, if any, equal to such final resolution of such Title Defect or Environmental Defect.